Exhibit 99.1

Press Release	Source: The Clorox Company

Clorox Updates Financial Outlook for First and Second Quarters and Full Fiscal Year
Tuesday October 4, 8:30 am ET

OAKLAND, Calif.—(BUSINESS WIRE)—Oct. 4, 2005—The Clorox Company (NYSE:CLX - News; PCX:CLX - News) today confirmed its financial outlook for the fiscal first quarter ending Sept. 30, 2005. In addition, as a result of rapidly rising energy-related costs driven by the impacts of the recent hurricanes, the company lowered its outlook for the second quarter ending Dec. 31, 2005, and for the full fiscal year ending June 30, 2006.

“In an already high-cost environment, the recent storms have further intensified costs for raw materials, transportation and utilities in our manufacturing operations,” said Chairman and CEO Jerry Johnston. “We will continue to evaluate the impact of this changing commodities environment and its impact on our cost structure and margins. At the same time, we’re taking a number of actions to help offset these cost increases.”

Among the actions Clorox is taking are price increases, which go into effect Jan. 2, 2006, on about 40 percent of the company’s product portfolio. The company is in the process of communicating details of these price increases to its retail customers, and expects to share more specific information with the investment community during its first-quarter conference call on Nov. 3. Because Clorox does not expect these pricing actions to fully offset commodity cost increases, the company is taking actions to control other discretionary costs and expenditures, while continuing its investments to market its brands and deliver innovation. “Importantly, our core brands are healthy and the overall business remains strong,” Johnston said.

For the first quarter, Clorox has raised its sales outlook due to continued momentum across all business segments and lower-than-expected consumption declines following price increases on selected Clorox® products during the first quarter. The company now anticipates higher first-quarter sales growth of 5-6 percent and diluted earnings per share from continuing operations in the range of 68-72 cents. For the first quarter, the company expects its effective tax rate to be in the range of 30-31 percent. The company’s full-year effective tax rate is expected to be approximately 34 percent. As a reminder, Clorox also began expensing stock options effective the first quarter. The company continues to estimate that this accounting change will reduce full-year diluted earnings per share from continuing operations by about 14-16 cents, which is included in the outlook.

For the second quarter, Clorox continues to anticipate sales growth of 1-3 percent. The company now expects diluted earnings per share from continuing operations for the quarter in the range of 41-47 cents due to the impact of anticipated commodity cost increases during the quarter. The earnings benefit of many of the actions the company is taking to help offset the impact of the recently rising raw-material and energy-related costs will not begin to be realized until the third quarter. As previously announced, the company also expects second-quarter sales growth and pretax profit to reflect the impact of pretax launch costs and a reduction in shipments in anticipation of a Kingsford® charcoal product improvement being launched in January.

For the full fiscal year, Clorox now anticipates sales growth in the range of 3-5 percent, but likely at the upper end of the range due to the net benefit of price increases and innovative new products, and it anticipates gross margin to be flat or down versus the prior year. The company now expects diluted EPS for the year in the range of $2.91-$3.06. The updated range for diluted earnings per share from continuing operations reflects the incremental cost impacts resulting from the hurricanes net of the benefit from incremental price increases and other spending reductions. The wider EPS range reflects the greater earnings uncertainty this fiscal year due to the current cost environment. Clorox continues to include contingencies in its outlook to help offset most unforeseen volatility. The company will continue to evaluate the impact of commodity-cost increases as well as the impact of price increases on consumer purchases.

“Although we expect this recent and highly challenging cost environment to negatively impact our original fiscal 2006 plans, I feel very good about the fundamental strength of our business,” Johnston said. “While we’re taking prudent actions to help mitigate cost pressures, we’re continuing our demand-building investments in advertising, supporting our robust R&D platforms and introducing new products in the second half of the year. We also remain committed to our key strategy and capability-building choices.”

Clorox to Webcast Presentation at Merrill Lynch Conference

Clorox will broadcast its presentation at the Merrill Lynch conference in London live via the Internet at approximately 9:30 a.m. local time (4:30 a.m. EDT) on Thursday, Oct. 6, 2005.

The live webcast, which can be accessed at www.TheCloroxCompany.com /investors/index.html, will feature Chairman and CEO Jerry Johnston and Chief Financial Officer Dan Heinrich. Following the live webcast, a replay will be archived on the company’s Web site.

First-Quarter Conference Call and Webcast

On Thursday, Nov. 3, Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s first-quarter results. The webcast will begin at 10:30 a.m. PST (1:30 p.m. EST), and can be accessed at www.TheCloroxCompany.com/investors/index.html. A replay of the webcast will be available for one week on the company’s Web site.

Clorox Supports Hurricane Relief Effort

In response to Hurricane Katrina, The Clorox Company Foundation has paid $250,000 to the American Red Cross for immediate and longer-term relief efforts.

Clorox has also donated more than 75,000 gallons of Clorox® liquid bleach, 1.1 million Glad® trash bags, 75,000 canisters of Clorox® disinfecting wipes, 17,000 bottles of Formula 409® spray cleaner, about 29,000 bottles of Pine-Sol® cleaner and 40,000 pounds of Scoop Away® cat litter.

In addition, the company has posted educational information about the public health uses of liquid bleach on the Clorox® brand Web site at www.Clorox.com. Clorox remains in touch with the American Red Cross to determine what additional help may be needed.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal-year 2005 revenues of $4.4 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $62.2 million to nonprofit organizations, schools and colleges; and in fiscal-year 2005 alone made product donations valued at $4.9 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-Looking Statements

Except for historical information, matters discussed above, including statements about future volume, sales and earnings growth, profitability, costs, cost savings or expectations, are forward-looking statements based on management’s estimates, assumptions and projections. Important factors that could cause results to differ materially from management’s expectations are described in “Forward-Looking Statements and Risk Factors” and “Management’s Discussion & Analysis” in the company’s SEC Form 10-K for the year ended June 30, 2005, as updated from time to time in the company’s SEC filings. Those factors include, but are not limited to, general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel and chlor-alkali; the company’s actual cost performance; price changes; risks arising out of natural disasters; risks inherent in litigation and international operations; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture with Procter & Gamble regarding the company’s Glad® plastic bags, wraps and containers business; the success of new products; the integration of acquisitions and mergers; the divestiture of non-strategic businesses; and environmental, regulatory and intellectual property matters. In addition, the company’s future performance is subject to risks following the share exchange transaction with Henkel, including the sustainability of cash flows and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases or otherwise, or interest cost increases greater than management expects, could adversely affect the company’s earnings.

The company’s forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Contact:

The Clorox Company

Dan Staublin, 510-271-1622 (Media Relations)

Kathryn Caulfield, 510-271-7209 (Media Relations)

Steve Austenfeld, 510-271-2270 (Investor Relations)

Jill Koval, 510-271-3253 (Investor Relations)

Source: The Clorox Company